Exhibit 99.1

Puerto Rico Contact: Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648 U.S. Contact: Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP CLOSES $100 MILLION
COMMON STOCK OFFERING
San Juan, Puerto Rico, March 19, 2010 — Oriental Financial Group Inc. (NYSE: OFG) announced today that it has raised approximately $100 million through its previously announced underwritten public offering by issuing 8,740,000 shares of common stock, including 1,140,000 shares pursuant to the exercise of the underwriters’ over-allotment option. The net proceeds of the offering, underwritten through Keefe, Bruyette & Woods, Inc. acting as sole book-running manager and Oriental Financial Services Corp. acting as co-manager, were approximately $94.2 million.
Oriental Financial Group intends to use the net proceeds of the offering for general corporate purposes, which may include funding organic and acquisition growth opportunities, including possible participation in government assisted transactions in Puerto Rico. It may also contribute a portion of the net proceeds in the form of capital to Oriental Bank and Trust, which will use such amount to bolster its regulatory capital needs and for general corporate purposes.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Oriental Financial Group
Oriental Financial Group Inc. is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 46th year in business, Oriental Financial Group provides a full range of mortgage, commercial and consumer banking services through 21 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services. Investor information about Oriental Financial Group can be found at www.orientalfg.com.
Forward-Looking Statements
This press release contains certain forward-looking information about Oriental Financial Group that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Oriental Financial Group. Oriental Financial Group cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Oriental Financial Group’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. Oriental Financial Group assumes no obligation to update such forward-looking statements, except as required by law. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in Oriental Financial Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any other reports filed by it with the SEC. The documents filed by Oriental Financial Group with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Oriental Financial Group by directing a request to: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; telephone: (212) 532-3232 or (800) 421-1003; fax: (212) 679-7999; e-mail: ofg@anreder.com.